Exhibit 10.47

FORM OF

RESTRICTED STOCK AWARD AGREEMENT

Primerica, Inc. (“Primerica”) hereby grants to [John Addison/ Richard Williams] (the “Participant”), the restricted shares (“Restricted Shares”) of Primerica’s common stock (“Common Stock”), $.01 par value, detailed below, pursuant to the Primerica, Inc. 2010 Omnibus Incentive Plan (the “Plan”). The terms, conditions and restrictions applicable to the Restricted Shares are contained in the Plan and in this Restricted Stock Award Agreement (the “Agreement”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

1. Grant of Restricted Shares

Grant Date:	[AWARD DATE]
Number of Shares:	[# SHARES]
Vesting Dates (one-third of the Restricted Shares vesting on each vesting date):	[VEST DATE 1]
[VEST DATE 2]
[VEST DATE 3]

2. Termination of Employment. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s employment, the Restricted Shares shall be treated as follows:

(a) Voluntary Resignation; Termination for Cause. If the Participant voluntarily terminates employment with Primerica other than for Good Reason (as hereinafter defined) or if Primerica terminates the Participant’s employment for Cause, vesting of the Restricted Shares will cease on the date the Participant’s employment is so terminated, the unvested portion of the Restricted Shares (if any) will be canceled and the Participant shall have no further rights of any kind with respect to any unvested Restricted Shares. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, “Cause” shall mean:

(i) the Participant’s willful misconduct or gross negligence that causes material harm to Primerica;

(ii) a material willful violation of Primerica’s written corporate governance guidelines and codes of conduct (including those of Citigroup Inc. (“Citigroup”) that Primerica is required to follow pursuant to Section 7.14(a) of the Intercompany Agreement between Primerica and Citigroup) that are known by the Participant that causes material harm to Primerica or, as applicable, Citigroup;

(iii) the Participant’s habitual substance abuse;

(iv) the Participant’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of the Participant’s position or to follow the legal direction of the Board which is not cured within 30 days following written notice from the Board specifying such failure;

(v) the Participant’s being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude, dishonesty or breach of trust;

(vi) the Participant’s willful theft, embezzlement or act of comparable dishonesty against Primerica or its Affiliates; or

(vii) a material breach by the Participant of the provisions of Section 3 of this Agreement, which breach is not (if curable) cured by the Participant within 30 days following his receipt of written notice thereof.

For purposes of this definition, no act or failure to act by the Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of Primerica. A termination of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Participant) at a meeting of the Board called and held for such purpose (at which the Participant has been given the opportunity to appear with counsel on reasonable written notice specifying the alleged Cause event), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in one or more of the clauses of this paragraph (a), and specifying the particulars thereof in detail.

(b) Death or Involuntary Termination Other than for Cause. If the Participant’s employment is terminated by Primerica for any reason other than Cause (other than following the Participant’s disability, as described below) or by the Participant for Good Reason, or upon the Participant’s death, the unvested portion of the Restricted Shares (if any) will vest as of the termination date. The Participant’s employment may be terminated by the Participant for “Good Reason” if (x) an event or circumstance set forth in clauses (i) – (v) of this Section 2(b) below shall have occurred and the Participant provides Primerica with written notice thereof within 90 days after the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Participant believes constitutes Good Reason, (y) Primerica fails to correct the circumstance or event so identified within 30 days after the receipt of such notice (the “Cure Period”), and (z) the Participant resigns within 30 days after the end of the Cure Period. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Participant’s written consent, the occurrence of any of the following:

(i) a material diminution by Primerica in the Participant’s annual base salary or a material diminution in the Participant’s target bonus opportunity as a percentage of the Participant’s annual base salary;

(ii) a material diminution in the Participant’s authority, duties or responsibilities (other than the failure of Primerica to retain the Participant in his position as Chairman);

(iii) a material diminution in the Participant’s reporting relationship;

(iv) any requirement that the Participant’s principal business location be at any office or location more than 50 miles from the Participant’s principal business location as of the date immediately prior to such relocation (other than to an office or location closer to the Participant’s home residence); or

(v) any material breach of this Agreement by Primerica (recognizing that a change made in accordance with Section 7(a) of this Agreement shall not constitute a breach of the Agreement).

(c) Disability. The Restricted Shares will continue to vest during the first 12 months of the Participant’s approved disability leave pursuant to the Primerica disability policy applicable to the Participant (the “Disability Policy”). If the Participant remains on an approved disability leave for more than one year pursuant to the Disability Policy, the unvested portion of the Restricted Shares (if any) will vest as of the first anniversary of the commencement of such approved disability leave.

3. Restrictive Covenants.

(a) Confidentiality; Proprietary Information. (i) Subject in each case to paragraph (vii) of this Section 3(a), the Participant agrees and acknowledges that he is subject to the Intellectual Property and Confidential Information Agreement of Citigroup as in effect on the date hereof and any other intellectual property or confidentiality agreement that the Participant enters into with Primerica, which are incorporated herein by reference. The Participant acknowledges that Primerica and its Affiliates (as defined below) have developed, and will develop, at a considerable investment of time and expense “Confidential Information” (as defined below), and the Participant acknowledges that Primerica and its Affiliates have a legitimate business interest in protecting the confidentiality of such Confidential Information. The Participant further acknowledges that as an integral part of Primerica’s executive team, he will be entrusted with such Confidential Information. The Participant, therefore, acknowledges a continuing responsibility with respect to the protection of the Confidential Information in his possession and agrees to the following provisions of this Section 3(a).

(ii) For purposes of this Agreement, “Trade Secrets” means information belonging to Primerica or licensed by it including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers which (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use, (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, and (C) are protected as trade secrets under the Georgia Trade Secrets Act of 1990, Ga. Code Ann. §§ 10-1-760, et seq.

(iii) For purposes of this Agreement, “Confidential Information” means plans, procedures, methods of operation, methods of production, financial data, lists of actual and potential customers, suppliers, marketing strategies, plans for development and expansion, customer and supplier data, and other confidential and sensitive information relating to the business of Primerica, which are or have been disclosed to the Participant by Primerica or of which the Participant became aware as a consequence of or in the course of his engagement with Primerica and which have value to Primerica and are not generally known to its competitors. “Confidential Information” will not include any data or information that has been voluntarily disclosed to the public by Primerica (except where such public disclosure has been made by or through the Participant without authorization), that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(iv) Without limiting the application of the Intellectual Property and Confidential Information Agreement of Citigroup to the Participant, the Participant will treat as confidential and will not (other than in the performance of his duties for Primerica) use, publish, disclose, copyright or authorize anyone else to use, publish, disclose or copyright, any Confidential Information or any Trade Secrets during the term of the Participant’s engagement, whether or not the Confidential Information or Trade Secrets are in written or other tangible form and for the two-year period after the date of the Participant’s termination of employment with Primerica and its Affiliates (and, in the case of a Trade Secret, such longer period as such information remains a Trade Secret). The Participant acknowledges and agrees that the prohibitions against disclosure and use of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Primerica may have available pursuant to the laws of the State of Georgia or any other state to prevent the disclosure of Trade Secrets, including but not limited to the Georgia Trade Secrets Act of 1990, Ga. Code Ann. §§ 10-1-760, et seq.

(v) All records, notes, files, drawings, documents, plans and like items, and all copies thereof, relating to or containing or disclosing Confidential Information or Trade Secrets of Primerica which are made or kept by the Participant or which are disclosed to or come into the possession of the Participant, are and will remain the sole and exclusive property of Primerica. Upon termination of the Participant’s engagement, he agrees to deliver immediately to Primerica, through the offices of Primerica’s General Counsel or as otherwise directed by the General Counsel, the originals and all copies of any of the items described above, provided, that the Participant shall be permitted to keep his address book and rolodex, provided, further, that the Participant removes any Confidential Information from such address book and rolodex. The Parties recognize that names and contact information are not Confidential Information.

(vi) Primerica and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Participant (alone or jointly with others) during the Participant’s employment with Primerica and its Affiliates, and arising from or relating to such employment or the business of Primerica and its Affiliates (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of Primerica and its Affiliates or otherwise). The Participant shall promptly and fully disclose to Primerica and to no one else all Developments, and hereby assigns to Primerica without further compensation all right, title and interest the Participant has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Participant has not acquired and shall not acquire any rights during the course of his employment with Primerica and its Affiliates or thereafter with respect to any Developments.

(vii) For purposes of this Agreement and notwithstanding anything to the contrary in this Section 3(a), (A) confidential, secret or proprietary information and inventions, improvements, discoveries and works of authorship shall not include, and in no event shall this Section 3(a) be applicable to, the Participant’s general knowledge, expressions, skill and expertise relating to the start-up, expansion and conduct of a direct sales, network marketing or financial product sales business (including the building, management, motivation and compensation of a sales agent workforce), all of which the Participant shall own all rights to claim, own, use, exploit, assign and license, during and after the Employment Period and/or his lifetime (hereafter, collectively “Full Rights”); and (B) the Participant shall be entitled to retain and have full rights in his handwritten notes related to his speeches, addresses and presentations made during the term of his employment with Primerica and its Affiliates. Nothing contained in this Section 3(a) shall limit or restrict the Participant’s ability to use or enjoy Full Rights in (whether directly or through derivative works), the expressions (e.g., “business is a math game”), style, content, substance or other information contained in any speeches, addresses, presentations and similar group communications made by the Participant during and prior to the term of his employment with Primerica and its Affiliates (each an “Executive Presentation”) subject only to a nonexclusive, irrevocable right and license to Primerica to utilize such expressions, style, content, substance or other information in products created by Primerica and its Affiliates during the Employment Period or prior thereto. The foregoing shall include, without limitation, the Full Rights of the Participant to deliver, record or reduce to writing or other media new speeches, addresses, presentations and group communications which utilize such expressions, style, content, substance or other information (a “New Presentation”) and publish or commercialize any such New Presentation so long as it (x) makes no reference to Primerica or its Affiliates or subsidiaries (other than (A) as a biographical matter and (B) to the extent publicly known and not confidential or secret, references to performance track record of the Participant and Primerica) and (y) does not utilize any footage of any Executive Presentation, other than, for purposes of creating biographical video, footage from the Participant’s public speeches consisting of the introduction of the Participant to the audience and the Participant’s welcoming remarks to such audience), and in each case, subject to his obligations under Sections 3(a)(i-v) (as modified by the provisions of this Section 3(a)(vii)) (it being understood that nothing herein shall be construed as granting the Participant any right in or to any such expression which is a trademark or service mark of, or has otherwise acquired a secondary meaning that is attributable to, Primerica or its Affiliates or subsidiaries). Without limiting the generality of the foregoing, nothing contained in this Agreement or otherwise shall limit or restrict the Participant’s ability to engage in the public speaking business (including speeches intended for individuals engaged in network marketing) or to author or utilize and enjoy full rights in any books, articles or other materials in any media based on or incorporating the Participant’s opinions, skills and experiences (including those developed by the Participant during his employment with Primerica), subject to the Participant’s obligations under this Section 3.

(b) Non-Competition. During the Participant’s employment with Primerica and for 18 months following such termination of employment for any reason (the “Restricted Period”), the Participant shall not, either directly or indirectly, compete with the business of Primerica by becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than three percent shareholder of a publicly traded corporation) in any Competitive Business (as defined below). Notwithstanding the foregoing, following the Participant’s termination of employment, being employed by, or providing services to, or holding compensatory equity of, an employer with a Competitive Business, standing alone, shall not be considered a violation of this Agreement so long as (A) the employer has more than one discrete and readily distinguishable part of its business, and (B) the Participant’s duties are not in a material manner at or involving the part of the business of the employer that constitutes a Competitive Business. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in (or has taken substantial steps to engage in) the marketing of Similar Products (it being understood that products that are network marketed by a person or entity other than the person or entity that creates such products shall be a Similar Product only with respect to the person or entity engaged in such marketing). “Similar Products” shall mean the network marketing of life, auto or property insurance products, mutual funds, variable annuities or securities similar to those offered by Primerica as of the date hereof.

(c) Non-Solicitation of Clients, Customers, or Accounts. During the Restricted Period, the Participant shall not directly or indirectly, on the Participant’s own behalf or on behalf of or in conjunction with any person or legal entity other than Primerica, actively solicit the business or patronage of any of the clients, customers or accounts of Primerica, with which the Participant had material contact within the 12-month period prior to the termination of the Participant’s engagement with Primerica and its Affiliates, for the purpose of the network marketing of Similar Products.

(d) Non-Solicitation of Service Providers. During the Restricted Period, the Participant shall not, other than in the good faith exercise of his duties while serving as Co-Chief Executive Officer, without the prior written consent of Primerica, personally, directly or indirectly, on the Participant’s behalf or on behalf of, or in conjunction with, any person or entity other than Primerica, solicit, recruit, or induce, or attempt to solicit, recruit or induce, any person (other than the other co-Chief Executive Officer as of the date of this Agreement) who is or was at any time during the previous six months, an employee, representative, direct or indirect agent, officer or director of Primerica or any of its Affiliates and with whom the Participant had material contact prior to such six-month period to become an employee, officer, direct or indirect agent, consultant or independent contractor. Further, during the Restricted Period, the Participant shall not encourage or induce any person to cease their employment relationship with Primerica or any of its Affiliates for any reason other than in the good faith exercise of his duties while serving as Co-Chief Executive Officer. A general employment advertisement or other form of general solicitation by an entity of which the Participant is a part will not constitute solicitation, recruitment or encouragement nor would serving as a reference upon request to an entity with which the Participant is not associated.

(e) Cooperation. The Participant shall give his reasonable assistance and cooperation, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with Primerica, or his expertise or experience as Primerica may reasonably request, including his attendance and truthful testimony where reasonably requested by Primerica, with respect to any investigation or Primerica’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of this employment with Primerica. In addition, if the Participant is served a subpoena, court order or other similar summons relating to any matter involving Primerica, the Participant shall promptly notify Primerica in writing of any such summons. In no event shall the Participant’s cooperation materially interfere with his services for a subsequent employer or other similar recipient. To the extent permitted by law, Primerica agrees that it shall promptly reimburse the Participant for his reasonable and documented expenses, including the fees and expenses of the Participant’s legal counsel in connection with his rendering assistance and/or cooperation under this Section 3(e) upon his presentation of documentation for such expenses. Notwithstanding the foregoing, the Participant shall not be required to cooperate hereunder to the extent such cooperation could involve a current or future claim by Primerica or its Affiliates against the Participant or by the Participant against Primerica or its Affiliates.

(f) Remedies; Specific Performance. The parties acknowledge and agree that the Participant’s breach or threatened breach of any of the covenants set forth in Section 3 will result in irreparable and continuing damage to Primerica for which there may be no adequate remedy at law and that Primerica shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Participant hereby consents to the grant of any injunction (temporary or otherwise) against the Participant or the entry of any other court order against the Participant prohibiting or enjoining him from violating, or directing him to comply with, the covenants set forth in Section 3. The Participant also agrees that such remedies shall be in addition to any and all remedies, including damages available to Primerica against him for such breaches or threatened or attempted breaches. In addition, without limiting Primerica’s remedies for any breach of the covenants set forth in Section 3, if the Participant materially breaches, prior to the third anniversary of the grant of the Restricted Shares, the covenants contained in Section 3 (other than Section 3(e)), except as required by law, (i) any Restricted Shares subject to restriction at the time of the breach shall be forfeited, (ii) if the breach occurs prior to any accelerated vesting of the Restricted Shares set forth in Section 2, the Participant shall not be entitled to such accelerated vesting, or (iii) if the breach occurs following the accelerated vesting but prior to the original vesting date of the Restricted Shares, the Participant will immediately return to Primerica the Common Stock that would have vested following such breach, acquired pursuant to such acceleration (or, if the Common Stock is no longer in the possession of the Participant, the after-tax value received by the Participant upon the disposition of such Common Stock).

(g) Definition of Affiliates. For all purposes of this Agreement (other than Sections 3(b), (c) and (d)), the term “Affiliate” means, with respect to a specified entity, an entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Primerica. For purposes of Sections 3(b), (c) and (d) of this Agreement, “Affiliate” means, with respect to a specified entity, an entity that, directly or indirectly through one or more intermediaries, is controlled by Primerica. For purposes of this definition, the term “control” (including “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract interest or otherwise.

4. Stockholder Rights. The Participant will have all of the rights of a holder of shares with respect to the Restricted Shares (until and unless the Restricted Shares are forfeited), including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions with respect to such shares, both prior to and after the lapse and removal of the vesting restrictions set forth herein, and, if shares are ultimately forfeited, prior to such forfeiture.

5. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Primerica may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Restricted Shares. Electronic delivery of a document to the Participant may be via a Primerica e-mail system or by reference to a location on a Primerica intranet site to which the Participant has access.

6. Tax Withholding. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with the Restricted Shares, including the payment of any dividends with respect thereto. Upon vesting of the Restricted Shares, Primerica shall have the right to require payment of, or may deduct or sell a number of shares sufficient to cover withholding of any applicable federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations.

7. Compliance with EESA; Rescission. (a) To the extent that the Participant and the Restricted Shares are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Restricted Shares must comply with EESA, and the Agreement and the Plan will be interpreted or reformed to so comply. If requested by Primerica or Citigroup, the Participant will grant to the U.S. Treasury Department (or other body of the U.S. government) and to Primerica and Citigroup a waiver in a form acceptable to the U.S. Treasury Department (or other body) and Primerica releasing the U.S. Treasury Department (or other body) and Primerica and Citigroup from any claims that the Participant may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of the Restricted Shares that would not otherwise comply with the Participant compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between Primerica or its Affiliates and the U.S. Treasury Department (or other body) pursuant to EESA.

(b) Notwithstanding anything in this Agreement to the contrary, if Citigroup, Primerica or their Affiliates, as a result of the application of this Section 7, are required to materially alter any material obligation of this Agreement, the Participant may provide written notice to Primerica that he has rescinded this Agreement and upon such notice, (i) the Participant will forfeit any unvested Restricted Shares, and (ii) provided that the Participant returns to Primerica the Common Stock acquired pursuant to this Agreement (or, if the Common Stock is no longer in the possession of the Participant, the after-tax value received by the Participant upon the disposition of such Common Stock), the provisions of this Agreement shall be void and shall not apply (provided that the provisions of Section 3(a) of this Agreement shall survive this rescission).

(c) Notwithstanding anything in this Agreement to the contrary, if (i) the Participant acts in good faith (in response to, and conditioned on, good faith negotiations by Primerica) to negotiate employment agreements on substantially the terms described in Primerica’s Registration Statement on Form S-1 filed November 5, 2009, as amended, and (ii) notwithstanding such good faith negotiation, the Participant and Primerica fail to enter into an employment agreement within six (6) months after the first date on which Citigroup and its Affiliates own less than 50% of the common stock of Primerica, then, within thirty (30) days after the end of such six-month period, the Participant may provide written notice to Primerica that he has rescinded this Agreement and upon such notice, (1) the Participant will forfeit any unvested Restricted Shares, and (2) provided that the Participant returns to Primerica the Common Stock acquired pursuant to this Agreement (or, if the Common Stock is no longer in the possession of the Participant, the after-tax value received by the Participant upon the disposition of such Common Stock), the provisions of this Agreement shall be void and shall not apply (provided that the provisions of Section 3(a) of this Agreement shall survive this rescission).

8. Entire Agreement. The Agreement and the Plan constitute the entire understanding between Primerica and the Participant regarding the Restricted Shares and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.

9. No Right to Employment. Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

10. Arbitration. Any disputes related to the Restricted Shares shall be resolved by arbitration in accordance with Primerica’s arbitration policies. In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Restricted Shares shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by Primerica in its sole discretion.

11. Conflict. In the event of a conflict between the Agreement and the Plan, the Agreement shall control. Notwithstanding anything herein or in the Plan to the contrary, Section 8 of the Plan shall not apply to this Agreement.

12. Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Participant and Primerica consent to the exclusive jurisdiction and venue in the federal and state courts of the State of Delaware for the resolution of all disputes arising under, or relating to, this Agreement.

13. Internal Revenue Code Section 409A. The intent of the parties is that the Restricted Shares granted hereunder be exempt from Section 409A of the Code, and, to the maximum extent permitted by applicable law, the Agreement and the Plan shall be interpreted and be administered in accordance therewith.

14. Successors and Assigns. The Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15. Restriction on Disposition. By receipt of the Restricted Shares, the Participant acknowledges and agrees that the Participant will not offer, sell, contract to sell, hedge, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, any of these Restricted Shares, or publicly announce an intention to effect any such transaction, for a period of 180 days from the date of the final prospectus relating to Primerica’s initial public offering. The Participant further acknowledges and agrees that a breach of the restrictions set forth in this Section 15 shall result in the cancellation of the Restricted Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date set forth above.

PRIMERICA, INC.

By

Name:

Title:

PARTICIPANT

Signature

Print Name:

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